Exhibit 10.16

AMENDMENT NO. l
TO
TERMINATION COMPENSATION AGREEMENT

This Amendment is made the 20th day of January, 1995, among Seafield Capital Corporation (formerly named BMA Corporation), a Missouri corporation (the "Corporation") and the Corporation officer whose name is set forth at the end of this Amendment (the "Officer").

WHEREAS, the Corporation and the Officer are parties to a Termination Compensation Agreement, dated January 27, 1990 (the "Agreement") providing for certain severance compensation and benefits to the Officer in the event his employment with the Corporation is terminated under specified circumstances within three years after a "change of control," as defined in the Agreement; and

WHEREAS, on the date of this Amendment, the Nominating and Compensation Committee of the Corporation's Board of Directors (the "Committee") waived the time vesting requirements for portions of a certain restricted stock award (the "Restricted Stock Award") granted to the Officer on August 9, 1991, thereby accelerating the dates upon which such portions of the Restricted Stock Award time vest from the date determined by reference to the instrument evidencing such Award (i.e., October 12, 1995 and October 12, 1996) to the date hereof, subject to certain conditions; and

WHEREAS, one condition to such acceleration was that the Agreement be amended to provide that the amounts of compensation and benefits payable thereunder would not be affected because time vesting dates of portions of the Restricted Stock Award have been accelerated from later in 1995 and in 1996 to the date hereof; and

WHEREAS, the other condition to such acceleration was that the Agreement be further amended to provide that amounts of compensation and benefits payable under the Agreement would be reduced by the amount of any dividends paid or declared on shares of the Corporation's common stock issued on the date hereof as a result of such acceleration of vesting, between the date hereof and the original time vesting dates;

NOW, THEREFORE, in order to fulfill the aforementioned conditions established by the Committee, the parties to the Agreement hereby agree to amend the Agreement as follows:

1. The calculation of lump sum compensation under the Agreement shall be modified such that henceforth in calculating such payment, (a) there shall be excluded from the Officer's gross income for 1995 one-half of the value, as of the date hereof, of the shares of restricted stock which became time vested on the date hereof, because the Committee accelerated vesting, but which would have time vested at a later date had the Committee not accelerated vesting, and
(b) there shall be added to the Officer's gross income for 1996 one-half of the value, as of the date hereof, of the shares of restricted stock, but for the acceleration of time vesting occurring this date, would have time vested at a later date. For purposes of this Amendment, the "value" of shares of restricted stock shall be the amount includable in the Officer's gross income as a result of the Committee's acceleration of the time vesting date for such shares.

2. The amount of the lump sum payment payable under the Agreement, after giving effect to the modifications to the manner of calculating such payment provided for in Section 1 of this Amendment, shall be reduced by the aggregate amount of dividends paid or declared during the Acceleration Period on those shares (the "Accelerated Shares") of the Corporation's common stock issued to the Officer as a result of the Committee's action in accelerating to the date hereof the time vesting of certain portions of the Restricted Stock Award. For purposes of this Amendment, the term "Acceleration Period" shall mean the period commencing on the date hereof and ending, as to one-half of the Accelerated Shares, on October 12, 1995, and as to the other one-half of the Accelerated Shares , on October 12, 1996.

Except as amended, modified or changed pursuant to the provisions of this Amendment, all terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is signed by or on behalf of the parties hereto on the date first above written.

                                       SEAFIELD CAPITAL CORPORATION
                                       (formerly named BMA Corporation)

                                       By:_____________________________
                                       W. Thomas Grant, II,
                                       Chairman of the Board and
                                       Chief Executive Officer


                                       OFFICER

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